Exhibit 2.1

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”) is made as of March 1, 2005 and is effective March 1, 2005, by and between Argus Solutions Ltd., a New South Wales, Australia corporation, carrying on business at Lvl 10, 55 Lavender Street,  Milsons Point, NSW,  2061 Australia (“Buyer”) and Imageware Systems, Inc., a California corporation, carrying on business at 10883 Thornmint Road, San Diego, California, 92127, United States of America (“Seller”) and with respect to Section 6.9 only, the Company (as defined below).

RECITALS

Seller desires to sell, and Buyer desires to purchase, all of the issued and outstanding shares (the “Shares”) of capital stock of Imageware System Inc.’s wholly owned subsidiary in Singapore, registered as “Digital Imaging Asia Pacific Pte. Ltd.”, a Singapore corporation, Company Registration No: 199104712 H, carrying on business from its offices located at 160 Paya Lebar Road, #04-05 Orion Industrial Building, Singapore 409022 (the “Company”), for the consideration and on the terms set forth in this Agreement.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

1.                                      DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

1.1.                                                      Accounts as defined in Section 3.4.

1.2.                                                      Applicable Contract means any Contract (a) under which the Company has or may acquire any rights, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets owned or used by it is or may become bound other than any contract between the Company and Seller or any subsidiary of Seller which is expressly excluded from this Agreement.

1.3.                                                      Balance Sheet means the audited consolidated balance sheet of the Company as at December 31, 2004 including the notes thereto.

1.4.                                                      Bank Accounts as defined in Section 2.5(a)(vi).

1.5.                                                      Best Efforts means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible;

provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.

1.6.                                                      Breach means a “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any material inaccuracy in or breach of, or any material failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any material claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term “Breach” means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

1.7.                                                      Books and Records means originals and copies in machine readable or printed form of all registers, books, reports, correspondence, files, records, accounts, documents and other material in the possession or control of Company, and material contracts, registers, books, reports, correspondence, files, records, accounts or documents in the possession or control of the Seller relating to the Company.

1.8.                                                      Business Day means a day that is not a Saturday, Sunday or a public holiday or bank holiday in Sydney.

1.9.                                                      Business Names means all business names registered in the name of the Company or under which the Company carries on business.

1.10.                                                Buyer as defined in the first paragraph of this Agreement.

1.11.                                                Closing as defined in Section 2.4.

1.12.                                                Closing Date means March 1, 2005.

1.13.                                                Consent means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

1.14.                                                Contemplated Transactions means all of the transactions contemplated by this Agreement, including:

(a)                                  the sale of the Shares by Seller to Buyer;

(b)                                 the execution, delivery, and performance of the the List of Exceptions;

(c)                                  the performance by Buyer and Seller of their respective covenants and obligations under this Agreement; and

(d)                                 Buyer’s acquisition of the Shares and delivery of the Purchase Price at

Closing.

1.15.                                                Contract any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

1.16.                                                Damages as defined in Section 6.2.

1.17.                                                Dollars or $ means Singapore Dollars (i.e. the legal currency in Singapore), except where the Agreement specifically says US Dollars or US$, (which shall instead mean United States Dollars).

1.18.                                                Encumbrance  means any material charge, claim, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

1.19.                                                Environmental Law has the meaning set out in relevant Singapore legislation.

1.20.                                                Facilities means any leaseholds, or other interests currently owned or operated by the Company and any buildings, plants, structures, or equipment currently or formerly owned or operated by the Company.

1.21.                                                Financial Statements means a consolidated audited balance sheet of the Company for a specified 12 month period, and the related audited consolidated statements of income, changes in stockholders’ equity, and cash flow for that specified 12 month period.

1.22.                                                GAAP means generally accepted Singapore accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other Financial Statements referred to in Section 3.4(b) were prepared.

1.23.                                                Governmental Authorization means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body in Singapore or pursuant to any Legal Requirement.

1.24.                                                Governmental Body means any:

(a)                                  nation, state, county, city, town, village, district, or other jurisdiction of any nature in Singapore; and

(b)                                 Singapore body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

Hazardous Material has the meaning set out in relevant Singapore legislation..

1.25.                                                Knowledge - an entity will be deemed to have “Knowledge” of a particular fact or other matter if such particular fact or matter is actually known by an executive officer of such entity.

1.26.                                                Legal Requirement means any country wide, city wide, local, municipal, , or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty relating to Singapore.

1.27.                                                Liabilities means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, known or unknown, and whether accrued, absolute, contingent, matured, unmatured or other.

1.28.                                                List of Exceptions means the list of exceptions to the representations and warranties made by Seller under this Agreement and delivered at Closing.

1.29.                                                Material Interest means any interest giving rise to a consequence of at least US$25,000.

1.30.                                                Occupational Safety and Health Law means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions in Singapore.

1.31.                                                Order means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

1.32.                                                Ordinary Course of Business means an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if:

(a)                                  such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(b)                                 such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person; and

(c)                                  such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

1.33.                                                Organizational Documents means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (c) any amendment to any of the foregoing.

1.34.                                                Person means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

1.35.                                                Plant and Equipment means all fixed and loose plant, equipment, machinery, furniture, fixtures and fittings, computer hardware, vehicles, and all other tangible assets used in the business by the Company.

1.36.                                                Proceeding means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

1.37.                                                Related Person with respect to a particular individual:

(a)                                  that individual’s parent, child or sibling (“Family”);

(b)                                 any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family;

(c)                                  any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and

(d)                                 any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(a)                                  any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

(b)                                 any Person that holds a Material Interest in such specified Person;

(c)                                  each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

(d)                                 any Person in which such specified Person holds a Material Interest;

(e)                                  any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

(f)                                    any Related Person of any individual described in clause (b) or (c).

1.38.                                                Relevant Scheme means: (a) all superannuation schemes, retirement benefit schemes or other pension schemes or arrangements, (b) all employment benefit plans, programs or arrangements including medical, dental or life insurance to which the Company is a party or which the Company makes available or obtains for its officers or employees or former officers or employees, and (c) all obligations, arrangements, or customary practices, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, or agents, including consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies, and fringe benefits.

1.39.                                                Representative with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

1.40.                                                Seller as defined in the first paragraph of this Agreement.

1.41.                                                Seller’s Releases as defined in Section 6.7.

1.42.                                                Seller’s Warranties means all representations, warranties, covenants or obligations of the Seller, pursuant to this Agreement.

1.43.                                                Shares as defined in the Recitals of this Agreement.

1.44.                                                Subsidiary with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, Subsidiary means a Subsidiary of the Company.

1.45.                                                Tax Return means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

1.46.                                                Threatened a claim, Proceeding, dispute, action, or other matter will be deemed to have been Threatened if any demand or statement has been made in writing or any notice has been given in writing.

2.                                      SALE AND TRANSFER OF SHARES; CLOSING, POST-CLOSING

2.1                                 Shares.  Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Seller.

2.2                                 Purchase Price.  The purchase price (the “Purchase Price”) for the Shares will be US$1,300,000.00.

2.3                                 Closing Obligations.  At the Closing, Buyer shall deliver to Seller:

(a)  a wire transfer to an account specified by the Chief Financial Officer of Seller, Wayne Wetherell, in the amount US$ 1,300,000.00 in immediate available funds;

(b)                                 a list of exceptions, if any, to the representations and warranties contained herein; and

(c)                                  a written resolution of the board of directors of the Buyer, passing a resolution for the approval of this Agreement and the consummation of the Contemplated Transactions.

2.4                                 Closing.  The purchase and sale (the “Closing”) provided for in this Agreement will take place at the offices of Seller’s counsel in Singapore at 10:00 a.m. (local time) on March 1, 2005, or at such other time and place as the parties may agree.

2.5                                 Post-Closing Obligations.  Within 14 business days after the Closing:

(a)                                  Seller will deliver to Buyer:

(i)                                     a written resolution of the board of directors of the Seller, passing resolutions (i) to enter this Agreement, and (ii) subject to payment of stamp duty, for the approval of the sale and transfer of the Shares to Buyer;

(ii)                                  certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers), for transfer to Buyer;

(iii)                               stamp duty forms, duly endorsed (or accompanied by duly executed stock powers), for the transfer of the Shares to Buyer;

(iv)                              a List of Exceptions;

(v)                                 full and accurate written details of each bank or other financial institution with which the Company has an account, safety deposit box or deposit (“Bank Accounts”), full details of the Bank Accounts required for Buyer to access and draw on the Bank Accounts, and the names of all persons authorised to access or draw on or the Bank Accounts.

(d)                                 Seller will deliver to Buyer or to the Company, all of the following for the Company:

(i)                                     all available copies of the memorandum, articles and bylaws of the Company or other constituent documents;

(ii)                                  the common seal and duplicate seals;

(iii)                               the Books and Records;

(iv)                              the certificates of incorporation or registration of the Company;

(v)                                 certificates of registration of the Business Names (as applicable);

(vi)                              all certificates of title for the material assets included in the Balance Sheet, and any other material assets owned by the Company or leasehold interests in real estate used by the Company;

(vii)                           executed and stamped originals of the Applicable Contracts and the Government Authorisations; and

(viii)                        the executed resignations of each of the directors of the Company and the secretary or secretaries of the Company, to be retrospectively effective as of 10:00 a.m. (local time) on the Closing Date.

(e)                          Seller will cause to be executed:

(i)                                     a written resolution of the board of directors of the Company, passing a resolution, subject to payment of stamp duty, for the approval of the registration of the transfers of the Shares to Buyer;

 (ii)                                       a written resolution of the board of directors of the Company passing a resolution for:

(A)                              the appointment of those persons nominated under clause 2.5(h)(iii) and who have consented in writing to act as directors, secretary and public officer respectively;

(B)                                the appointment of new signatories to the Bank Accounts received under clause 2.5(h)(iii) and the revocation of existing authorities to operate those Bank Accounts; and

(C)                                the acceptance of the resignations of directors and secretaries received under clause 2.5(d)(viii); and

(iii)                       any other document required to appoint the new signatories to the Bank Accounts received under clause 2.5(h)(iii) and to revoke the existing authorities to the Bank Accounts.

(f)                            Seller will deliver to the Buyer certified copies of any powers of attorney under which any document referred to in this clause is executed or evidence satisfactory to the Buyer of the authority of any person signing on another’s behalf,

(g)                         Buyer will deliver to Seller a list of the names of the new directors, a new secretary and a new public officer of the Company and the names of the new signatories to the Bank Accounts.

2.7                                 From Closing, until the Shares are registered in the name of the Buyer, the Seller must, at the cost of the Seller

(a)                                        irrevocably appoint the Buyer as sole proxy of the Seller to attend members meetings and exercise the votes attached to the Shares;

(b)                                       not itself attend or vote at those meetings; and

(c)                                        take all other actions in the capacity of a registered holder of the Shares as the Buyer reasonably directs.

3.                                      REPRESENTATIONS AND WARRANTIES OF SELLER.

Seller represents,  warrants and covenants to and with Buyer that to its Knowledge, each statement set out in Section 3 (each a “Warranty”, collectively the “Warranties”) and set out in the List of Exceptions delivered to Buyer, is true, accurate and not misleading at Closing:

Seller acknowledges that Buyer has been induced to enter into this Agreement by the Warranties of the Seller and has fully relied on the truth and accuracy of the Warranties.

3.1                                 Organization and Good Standing.

(a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of Singapore, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts.

(b) Seller has disclosed to Buyer copies of the Organizational Documents of the Company, as currently in effect.

3.2                                 Authority; No Conflict.

(a) This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms. Upon the execution and delivery by Seller to Buyer of this Agreement and the List of Exceptions (collectively, the “Seller’s Closing Documents”), the Seller’s Closing Documents will constitute the legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their respective terms. Seller has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Seller’s Closing Documents and to perform their obligations under this Agreement and the Seller’s Closing Documents.

(b) Neither the execution and delivery of this Agreement by Seller nor the consummation or performance of any of the Contemplated Transactions by Seller will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

(i)                                     any provision of Seller’s Organizational Documents;

(ii)                                  any resolution adopted by the board of directors or the stockholders of Seller;

(iii)                               any Legal Requirement or Order to which Seller may be subject; or

(iv)                              any Contract to which Buyer is a party or by which Buyer may be bound.

(c)  All legal requirements for the formation of the Company and the issue of the Shares have been fully complied with.

(d) The entry into and performance of this Agreement does not breach any obligation (including any statutory, contractual or fiduciary obligation) of the Company, any law; or the memorandum, articles or bylaws of the Company.

3.3                                 Capitalization.

The authorized equity securities of the Company consist of shares of common stock, of which 100,000 shares are issued and outstanding and constitute the Shares. Seller is and will be on the Closing Date the recorded, legal and beneficial owners and holders of the Shares, free and clear of all Encumbrances. Seller owns 100% of the Shares.  Upon Closing, Buyer will acquire a valid and marketable title to the Shares.  No waivers or consents are required to enable Buyer to be registered as the holder of the Shares.

No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of the Company. All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Company. There are no outstanding convertible securities, options or agreements which either now or in the future entitle any person to call for the issue, purchase or transfer of any shares, debentures, notes or other securities in the Company; or create or require to be created any third party interest over any of the Shares.  The Company does not own, nor has any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business and no contract between the Company and the Seller or its Subsidiaries constitutes part of this Agreement.

3.4                                 Accounts.

 Seller has disclosed to Buyer: (a) audited Financial Statements of the Company for each of the years 2002 through 2004 and (b) a Pro Forma Balance Sheet as of December 31, 2004 showing the effects of paying down intercompany accounts to the extent excess cash is available, contributing remaining intercompany liabilities to capital and push down accounting to the subsidiary of the intangible assets accounted for in consolidation by the Seller (all as contemplated to be booked prior to closing) (collectively the “Accounts”).  Such Accounts fairly present the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of the Company as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Balance Sheet); the Accounts referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such Accounts. The Accounts make full provision for long-service leave, holiday pay and other employee entitlements payable to the employees of the Company as if all of their services had been terminated on the Accounts Date.  No financial statements of any Person other than the Company are required by GAAP to be included in the consolidated Accounts of the Company.

3.5                                 Books and Records.

The Books and Records of the Company, are complete and correct and have been maintained in accordance with sound business practices and the requirements of Singapore law, including the maintenance of an adequate system of internal controls. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders since the company was acquired by Seller, the boards of directors, and committees of the boards of directors of the Company, and no meeting of any such stockholders, board of directors of the Company, or committee has been held since the Company was acquired by Seller for which minutes have not been prepared and are not contained in such minute books. Seller has made available to Buyer all Books and Records. At the Closing, all Books and Records will be in the possession of the Company.

3.6                                 Title to Properties, Assets, Plant and Equipment,; Encumbrances.

(a) Seller has disclosed to Buyer a complete and accurate list of all leaseholds, or other interests therein owned by the Company. Seller has delivered or made available to Buyer copies of the deeds and other instruments (as recorded) by which the Company acquired such interests, and copies of all title insurance policies, opinions, abstracts, and surveys, if any, in the possession of Seller or the Company and relating to such property or interests.  The Company has quiet enjoyment and exclusive possession and occupation of all such leaseholds and holds all easements, rights, interests, and privileges necessary or appropriate for the carrying on of the business of the Company and the protection of the value of such leaseholds.

(b) The Company owns all the properties and assets (including Plant and Equipment, whether personal, or mixed and whether tangible or intangible) that they purport to own reflected as owned in the Books and Records of the Company, including all of the assets reflected in the Balance Sheet and or any interim Balance Sheet provided to Buyer prior to Closing (“Interim Balance Sheet”)(except for personal property sold since the date of the Balance Sheet and the Interim Balance Sheet, as the case may be, in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Company since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business and consistent with past practice).

(c)  All Plant and Equipment is in the possession or control of the Company, is in good condition and of normal merchantable quality fit for the purpose for which it is intended to be used by the Company or for which it was designed; and while owned or used by the Company has been maintained and serviced under the manufacturers’ or suppliers’ recommendations and in compliance with all laws.

(e) All computer software owned or licensed by the Company will be made available to Buyer on Closing other than any software licensed by or owned by Seller which is not part of this transaction, nor is any contract between Seller and Company.

(f) All assets reflected in the Balance Sheet and the Interim Balance Sheet are free and clear of all Encumbrances and liens for current taxes not yet due, are the assets necessary for the proper conduct of the business, and are in the possession of the Company.

3.7                                 Accounts Receivable.

All accounts receivable of the Company that are reflected on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date (collectively, the “Accounts Receivable”) represent or will represent valid and enforceable obligations arising from sales actually made or services actually performed in the Ordinary Course of Business, and will be collectable in full within 90 days of Closing.  There are no Accounts Receivable shown in the Accounts which are more than three months overdue for payment.  The Company has not released or settled any Accounts Receivable shown in the Accounts for an amount less than that shown in the Accounts.

3.8                                 Inventory.

All inventory of the Company, whether or not reflected in the Balance Sheet or the Interim Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date, as the case may be.

3.9                                 No Undisclosed Liabilities.

Except as set forth in the List of Exceptions, the Company has no known liabilities or obligations of any nature except for liabilities or obligations reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.  The aggregate amount of such liabilities of the Company at Closing will not be materially different to the aggregate amount of such liabilities of the Company reflected or reserved against in the Balance Sheet or the Interim Balance Sheet.

3.10                           Taxes.

(a)  The Company has filed or caused to be filed on a timely basis since its acquisition by Seller all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. All Tax Returns have been assessed without adjustment and were accurate, complete and not misleading, and prepared under all laws, published rulings at the time of lodgment. Seller has delivered or made available to Buyer copies of all such Tax Returns relating to income tax filed since the Company was acquired by Seller.

(b) The charges, accruals, and reserves with respect to Taxes on the respective books of the Company are adequate (determined in accordance with GAAP) and are at least equal to the Company’s liability for Taxes.

(c) The Company has not lodged a private ruling request, is not and has not been the subject of any tax audit, is not a party to any action or proceeding for the assessment or collection of Tax, does not have any dispute or disagreement with any Government Body for Tax, and has not made any agreement with or undertaking to any Government Body for tax, and there is no fact or matter known to the Seller which might give rise to any of the above.

3.11                           No Material Adverse Change.

Since the Accounts Date and the date of any interim Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of any Company, and no event has occurred or circumstance exists that may result in such a material adverse change.

3.12                           Employee Benefits.

(a)                                  Seller has disclosed to Buyer all Relevant Schemes and the details for which and they are in good standing.

(b)                                 Except as set out in the List of Exceptions, the Company has performed all of its respective obligations under all Relevant Schemes, if any.  The Company has made appropriate entries in their financial records and statements for all obligations and liabilities under such Relevant Schemes, if any that have accrued but are not due.

3.13                           Compliance with Legal Requirements; Governmental Authorizations.

Except as set out in the List of Exceptions:

(a)                                  the Company is in full material compliance with each Legal Requirement that is applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets; and

(b)                                 the Company has not received, at any time since it was acquired by Seller, any notice or other written communication from any Governmental Body or any other Person regarding (A) any violation of, or failure to comply with, any Legal Requirement, or (B) any obligation on the part of any Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

3.14                           Legal Proceedings; Orders.

(a)                                  Except as set forth in the List of Exceptions, there is no pending Proceeding:

(i)                                     that has been commenced by or against the Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Company; or

(ii)                                  that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

(b)                                 To the Knowledge of Seller and the Company, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

3.15                           Absence of Certain Changes and Events.

Except as set forth in the List of Exceptions, since the date of the Balance Sheet, the Company has conducted its business only in the Ordinary Course of Business and there has not been any:

(a) change in the Company’s authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

(b) amendment to the Organizational Documents of the Company;

(c) payment or increase by the Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

(d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

(e) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Company, taken as a whole;

(f) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to the Company of at least $ 25,000.00;

(g) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company;

(h) cancellation or waiver of any claims or rights with a value to the Company in excess of $25,000.00;

(i) change in the accounting methods used by any Company; or

(j) agreement, by the Company to do any of the foregoing.

3.16                           Insurance.

(a)                                  Seller has disclosed to Buyer:

(i)                                     true and complete copies of all policies of insurance to which the Company is a party or under which the Company, or any director of the Company, is or has been covered at any time within the 2 years preceding the date of this Agreement (“Insurance Policy”);

(ii)                                  true and complete copies of all pending applications for Insurance Policies; and

(iii)                               any statement by the auditor of the Company’s financial statements with regard to the adequacy of such entity’s coverage or of the reserves for claims.

(b)                                 There is no fact or circumstance known to the Company which would lead to any Insurance Policy being prejudiced.  There is no claim outstanding under any Insurance Policy and the Seller is not aware of any circumstances likely to give rise to a claim.

3.17                           Environmental Matters.

Except as set forth in the List of Exceptions, the Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. Neither the Seller nor the Company has any basis to expect, nor has either of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or Threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of

(7) Not defined.

any actual or Threatened obligation to undertake or bear the cost of any breaches of Occupational Safety and Health Law or relevant Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller or the Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials(7) were generated, manufactured, refined, transferred, imported, used, or processed by Seller, the Company, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

3.18                           Employees.

(a) Seller has disclosed to Buyer a complete and accurate list of the following information for each employee or director of the Company, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since January 1, 2000; vacation accrued; and service credited for purposes of vesting and eligibility to participate under the Company’s pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other Employee Pension Benefit Plan or Employee Welfare Benefit Plan, or any other employee benefit plan or any Director Plan.

(b) No employee or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person (“Proprietary Rights Agreement”) that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of the Company, or (ii) the ability of the Company to conduct its business, including any Proprietary Rights Agreement with Seller or the Company by any such employee or director. To Seller’s Knowledge, no director, officer, or other key employee of the Company intends to terminate his employment with such Company.

(c) The Company does not have any liability for compensation to ex-employees, obligation to re-instate or re-employ any ex-officer or ex-employee of the Company, knowledge of grounds for dismissal of any employee of the Company, policy, practice or obligation regarding redundancy payments to employees which is more generous than the applicable award(s) or legislation; or industrial agreement or enterprise agreement (whether registered or not) or plans to introduce any such agreement, that applies to any employee or officer of the Company.  There is no existing, threatened or pending industrial dispute or pay claim involving the Company and any of its employees and there are no facts or circumstances known to the Seller which are likely to result in such an industrial dispute or pay claim.  The Company has never breached and is not in breach of any industrial award or determination applicable to its employees.

4.                                      REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer represents and warrants to its Knowledge to Seller as follows:

4.1                                 Organization and Good Standing.

Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of New South Wales, Australia.

4.2                                 Authority; No Conflict.

(a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of this Agreement (collectively, the “Buyer’s Closing Documents”), the Buyer’s Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Buyer’s Closing Documents and to perform its obligations under this Agreement and the Buyer’s Closing Documents.

(b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

(i)                                     any provision of Buyer’s Organizational Documents;

(ii)                                  any resolution adopted by the board of directors or the stockholders of Buyer;

(iii)                               any Legal Requirement or Order to which Buyer may be subject; or

(iv)                              any Contract to which Buyer is a party or by which Buyer may be bound.

4.3                                 Investment Intent.

Buyer is acquiring the Shares for its own account and not with a view to their distribution nor to sell such shares directly or indirectly to any competitor of Seller during any period in which Buyer and Seller have any agreement in effect for the sale or distribution of one or the others or boths’ products and/or services.  This is a material inducement for the sale of the Company to Buyer by Seller the breach of which is material to the Agreement and those entered into contemporaneously.

4.4                                 Certain Proceedings.

There is no pending Proceeding that has been commenced against Buyer that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been Threatened.

4.5                                 Brokers or Finders.

Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement and will indemnify and hold Seller harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

4.6                                 Required Approvals.

As promptly as practicable after the date of this Agreement, Buyer will make all filings required by Legal Requirements to be made by it in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Buyer will (a) cooperate with Seller with respect to all filings that Seller elects to make or is required by Legal Requirements (or US law) to make in connection with the Contemplated Transactions, (b) cooperate with Seller in obtaining all consents required to effectuate the transactions contemplated herein and (c) provide all necessary information and books and records to enable Seller to complete the Closing.

5.                                      COVENANTS OF BUYER AFTER CLOSING DATE.

5.1                                 Approvals of Governmental Bodies.

As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, if any, Buyer will, and will cause each Related Person to, cooperate with Seller with respect to all filings that Seller is required by Legal Requirements to make in connection with the Contemplated Transactions, and cooperate with Seller in obtaining all consents, if any.

6.                                      INDEMNIFICATION; REMEDIES AND COVENANTS OF SELLER.

6.1                                 Survival.

All representations, warranties, covenants, and obligations in this Agreement, the List of Exceptions and the supplements to the List of Exceptions, will survive the Closing and remain in effect for a period of one year thereafter, provided, however, that the representations and warranties set forth in Section 3.10 (Taxes) will survive the Closing and remain in effect for a period of three years thereafter, and the representations and warranties in Section 3.3 (Capitalization) shall not expire.  In the case of actual fraud, intentional misrepresentation or active concealment, the representations and warranties of such breaching party will survive the Closing and remain in effect for a period of three years thereafter.  IN NO EVENT WILL BUYER BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, EXEMPLARY, SPECIAL OR INCIDENTAL DAMAGES ARISING FROM OR RELATING TO THIS AGREEMENT.

6.2                                 Indemnification, Payment of Damages by Seller and Minimum Limit on Claims.

Seller will indemnify and hold harmless Buyer, the Company, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the “Indemnified Persons”) indefinitely for any matter regarding Section 3.3 (Capitalization), for a period of three years after Closing for any matter regarding Section 3.10 (Taxes) and any actual fraud, intentional misrepresentation or active concealment of any matter regarding the representations and warranties, and for a period of one year after Closing for all other matters under this Agreement, and will pay to the Indemnified Persons the amount of any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, whether or not involving a third-party claim only up to no more than in total the purchase price under this Agreement (collectively, “Damages”), arising, directly or indirectly, from or in connection with:

(a) any material Breach of any representation or warranty made by Seller in this Agreement (without giving effect to any supplement to the List of Exceptions), the List of Exceptions, the supplements to the List of Exceptions, or any other certificate or document delivered by Seller pursuant to this Agreement; and

(b) any material Breach of any representation or warranty made by Seller in this Agreement as if such representation or warranty were made on and as of the Closing, other than any Breach that is disclosed in the List of Exceptions.

6.3                                 Indemnification and Payment of Damages by Buyer.

Buyer will indemnify and hold harmless Seller for a period of one year after Closing and will pay to Seller the amount of any Damages arising, directly or indirectly, from or in connection with (a) any material Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement or (b) any material Breach by Buyer of any covenant or obligation of Buyer in this Agreement as if such representation or warranty were made on and as of the Closing.

6.4                                 Minimum Limit and Cap on Claims

Seller will not be liable to Buyer, and Buyer will not be liable to Seller, for any claim under this Agreement with respect to a matter unless the amount of the claim exceeds $25,000.  Notwithstanding anything to the contrary in this Agreement, in no event shall Seller have any liability for indemnification under this Agreement or otherwise in an aggregate amount in excess of

$US 1,300,000.  If there is a conflict between the provisions of this Section 6.4 and any other provision of this Agreement, the provisions of this Section 6.4 shall govern.

6.5                                 Time Limitations.

If the Closing occurs, Seller will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before the applicable survival period contemplated by Section 6.1Buyer notifies Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer, and if such a notice is given, the survival period for such representation and warranty shall continue until the claim is fully resolved. . If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before the applicable survival period contemplated by Section 6.1 from that date Seller notifies Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Seller, and if such a notice is given, the survival period for such representation and warranty shall continue until the claim is fully resolved..

6.6                                 Procedure For Indemnification - Third Party Claims.

(a) Promptly after receipt by an indemnified party under this Agreement of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under Section 6.2 or 6.3, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party’s failure to give such notice.

(b) If any Proceeding referred to herein to be indemnified is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

(c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

6.7                                 Procedure For Indemnification - Other Claims.

A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

6.8           Release of Company.

(a)                                  Except for Buyer’s obligations arising under or related to this Agreement, Seller, finally and forever releases, discharges and indemnifies the Company, and its successors, assigns, officers, directors, agents, servants, employees and all affiliates and subsidiaries, past and present, of the Company, from all indebtedness, obligations and claims of Seller existing as of the date hereof and relating to the operations of the Company on or before the date of this Agreement.    Specifically, Seller hereby expressly waives any and all rights under Section 1542 of the California Civil Code, which reads in full as follows:

Section 1542.  General Release.  A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Seller acknowledges that he, she or it has separately bargained for the foregoing waiver of Section 1542.  The parties hereto intend that the provisions regarding the claims released herein be construed as broadly as possible, and incorporate herein similar federal, state or other laws, all of which are similarly waived by Seller.

(b)                                 After Closing, Seller covenants and agrees, to waive and release the right to receive any and all amounts due to Seller from the Company pursuant to Liabilities of the Company by reason of any written agreement between the Company and Seller existing on or before the date of this Agreement.  All agreements between Seller and Company are hereby terminated and of no further force or effect.

(c)                                  Seller hereby acknowledges that, as of the Closing Date, Seller will have no ongoing interest in the Company, financial or otherwise, by reason of ownership of the capital stock of the Company.

6.9           Release of Seller.

(a)                                  Except for Seller’s obligations arising under or related to this Agreement, the Company, finally and forever releases, discharges and indemnifies Seller and its successors, assigns, officers, directors, agents, servants, employees and all affiliates and subsidiaries, past and present, of Seller, from all indebtedness, obligations and claims of Company existing as of the date hereof and relating to Seller’s ownership of stock of the Company or any of the operations of the Company on or before the date of this Agreement.    Specifically, Company hereby expressly waives any and all rights under Section 1542 of the California Civil Code, which reads in full as follows:

Section 1542.  General Release.  A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Company acknowledges that he, she or it has separately bargained for the foregoing waiver of Section 1542.  The parties hereto intend that the provisions regarding the claims released herein be construed as broadly as possible, and incorporate herein similar federal, state or other laws, all of which are similarly waived by Company.

(b)                                 Buyer acknowledges and agrees to the provisions of this Section 6.9 and ratifies and approves, and to the extent requested by Seller, will ratify and approve after the Closing Date the provisions of this Section 6.9.

7.                                      GENERAL PROVISIONS.

7.1                                 Expenses.

Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants.

7.2                                 Public Announcements.

Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer and Seller mutually determine, unless issued by Buyer to comply with the Listing Rules of the Australian Stock Exchange Limited or the Corporations Act 2001 (Cth) or issued by Seller to comply with provisions of United States law. Unless consented to by Buyer and Seller in advance or required by Legal Requirements or United States law prior to the Closing, Seller shall, and shall cause the Company to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Seller and Buyer will consult with each other concerning the means by which the Company’s employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

7.3                                 Notices.

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Seller:

Attention: Jim Miller

Facsimile No.:

with a copy to: Wayne Wetherell

Facsimile No.:

Buyer:

Attention: Lindsay Yelland

Facsimile No.: +61 (0) 2 9460 3988

with a copy to: Stephen Simpson

Facsimile No.: +61 (0) 2 9969 1077

7.4                                 Jurisdiction; Service of Process.

ANY ACTION OR PROCEEDING SEEKING TO ENFORCE ANY PROVISION OF, OR BASED ON ANY RIGHT ARISING OUT OF, THIS AGREEMENT SHALL BE BROUGHT AGAINST ANY OF THE PARTIES IN THE COURTS OF THE STATE OF CALIFORNIA, COUNTY OF SAN DIEGO, OR, IF IT HAS OR CAN ACQUIRE JURISDICTION, IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF CALIFORNIA, AND EACH OF THE PARTIES CONSENTS TO THE JURISDICTION OF SUCH COURTS (AND OF THE APPROPRIATE APPELLATE COURTS) IN ANY SUCH ACTION OR PROCEEDING AND WAIVES ANY OBJECTION TO VENUE LAID THEREIN. PROCESS IN ANY ACTION OR PROCEEDING REFERRED TO IN THE PRECEDING SENTENCE MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD.

7.5                                 Further Assurances.

The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

7.6                                 Waiver.

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

7.7                                 Entire Agreement and Modification.

This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement or executed contemporaneously) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

7.8                                 Assignments, Successors, and No Third-Party Rights.

Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, which will not be unreasonably withheld, except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

7.9                                 Severability.

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

7.10                           Section Headings, Construction.

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to Section or Sections refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.  The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

7.11                           Time of Essence.

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

7.12                           Governing Law.

This Agreement will be governed by the laws of the State of California without regard to conflicts of laws principles.

7.13                           Counterparts.

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

7.14                           INTELLECTUAL PROPERTY.  BUYER ACKNOWLEDGES AND AGREES THAT THE COMPANY DOES NOT OWN OR OTHERWISE HAVE ANY RIGHT TO USE ANY INTELLECTUAL PROPERTY OWNED, USED AND/OR IN THE POSSESSION OF SELLER OR AT ANY TIME MADE AVAILABLE BY SELLER TO THE COMPANY.

IN WITNESS WHEREOF, the parties have signed this Agreement on the date first written above and each of the individuals signing below warrants that he or she has the authority to sign for and on behalf of the respective parties.

Buyer: Argus Solutions, Ltd.	Seller:	Imageware Systems, Inc.

By:		By:

	(Director)	(Director)

	(Director/Secretary)	(Director/Secretary)

With respect to section 6.9 only:

Digital Imaging Asia Pacific Pte. Ltd.,
a Singapore corporation

By:
(Director)

(Director/Secretary)